Exhibit 99(a)

CONTACT:  Clara Kinner
          (314) 923-6268
          Deb Wiethop
          (314) 923-4767

         BLUE CROSS AND BLUE SHIELD OF MISSOURI ASKS
               MISSOURI SUPREME COURT TO LIMIT
     CIRCUIT COURT ACTION TO CONSIDERATION OF SETTLEMENT

ST. LOUIS, March 22, 1999 -- Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc. (NYSE:RIT), on Friday, March 19, asked the Missouri Supreme Court to enter an order of prohibition directed to Cole County Circuit Court Judge Thomas Brown III to limit his actions relating to the litigation involving Blue Cross and the state while the case is on appeal to the Missouri Supreme Court.
    On March 12, state officials, Blue Cross and almost 100 consumer groups representing 1 million Missourians filed a joint motion in Cole County Circuit Court in support of the modified settlement agreement and requested its approval.
    At a hearing on March 15, Judge Brown stated that he has a number of concerns that have not been addressed by the parties and that he believes he has jurisdiction to enter a final dispositive order in the case that is different from the terms of the
parties' settlement agreement, despite the pending appeal.
    "We believe our petition to the Supreme Court is the best course of action to protect the rights of our members, our shareholders and the public," said John A. O'Rourke, chairman, president and chief executive officer of RightCHOICE Managed Care, Inc., and president and chief executive officer of Blue Cross and Blue
Shield of Missouri.  "We were willing to place the appeal on hold as we sought court approval of our settlement agreement, but
Judge Brown's informal response to the modified settlement
agreement indicates that he doesn't support it, despite the good faith efforts by all parties to the litigation. We are extremely disappointed on behalf of the community that this will delay the creation of the Missouri Foundation for Health."
    The company believes the circuit court has no jurisdiction to conduct further judicial proceedings other than considering the settlement because the case is on appeal to the Missouri Supreme Court. The
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Supreme Court stayed the briefing schedule in the appeal before it while the parties presented the settlement agreement to Judge
Brown.
    The modified settlement agreement calls for Blue Cross and Blue Shield of Missouri to reorganize and be merged with RightCHOICE Managed Care and for the creation of a charitable health care foundation. The foundation will receive $12.95 million in cash and approximately 80 percent of the stock of the new RightCHOICE.
The foundation will liquidate its stock in an orderly manner over a period of time not to exceed seven years under a divestiture plan, and the proceeds will be used to meet the health care needs of under- and un-insured Missourians.  The agreement, negotiated in good faith among the parties, is intended to resolve
outstanding litigation and regulatory issues between the state and Blue Cross, create a non-profit health care foundation and move RightCHOICE forward as a consolidated, fully for-profit Blue Cross and Blue Shield licensee.
    Blue Cross has asked the Supreme Court to rule on its application for relief on an expedited basis.
SAFE HARBOR
    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking
statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the possibility of an adverse ruling against Blue Cross in its litigation with the state; the possibility that court approval of the modified settlement agreement, referenced above, would not be obtained, or if obtained, could include conditions that are not acceptable to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the proposed settlement transaction would not be met or otherwise satisfied; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; market competition and consolidation; escalating health care costs; dependence on sales to individuals; recontracting efforts and potential of non-renewal of subscriber and provider agreements; voting control by the parent company; variability of operating results and stock price;
and additional factors and other risks detailed in the company's Securities and Exchange Commission filings.
    Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest
providers of health care benefits in Missouri.   The company's web
site address is www.abcbs.com.
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